EXHIBIT 99.1


FOR IMMEDIATE RELEASE
__________________________

From:  DDL ELECTRONICS, INC.               Contact:   Rick Vitelle
       2151 Anchor Court                              Chief Financial Officer
       Newbury Park, California  91320                (805) 376-9415 ext. 142



                 DDL ELECTRONICS REPORTS FISCAL 1996 RESULTS
                 ___________________________________________

           Stockholders' Equity at Highest Level in Nearly Five Years
           __________________________________________________________


      NEWBURY PARK, September 18, 1996 -- DDL Electronics, Inc. (NYSE-DDL) announced results today for its fiscal year and fourth quarter ended June 30, 1996. For fiscal 1996, revenues were $33,136,000, an increase of 60% over pro forma revenues for fiscal 1995 of $20,760,000. Pro forma results exclude A.J. Electronics ("A.J.") and Aeroscientific Corp. ("Aero"), which were sold during fiscal 1995. The increase results from DDL's acquisition of SMTEK, Inc. in January 1996 and from increased sales at DDL Electronics Ltd. ("DDL-E"). Net income for fiscal 1996 was $1,598,000 or $0.09 per share, compared to a net loss of $323,000 or ($0.02) per share for fiscal
1995 (on a pro forma basis excluding A.J. and Aero).   Results for each year
include an extraordinary gain of approximately $2.4 million arising from negotiated debt reductions.

      Revenues for the fiscal 1996 fourth quarter were $10,414,000 compared to $6,903,000 for the fourth quarter of last year. The increase results from inclusion of SMTEK's operations in DDL's consolidated results in the latest quarter. In the final quarter of fiscal 1996, DDL incurred a net loss of $1,089,000 or ($0.05) per share, compared to a net loss of $1,816,000 or ($0.11) per share in last year's fourth quarter. The loss in the fiscal 1996 fourth quarter results primarily from goodwill amortization and interest expense associated with the debt issued to finance the SMTEK acquisition.

      In commenting on progress in the latest year, Gregory L. Horton, President and CEO, stated: "DDL's balance sheet was strengthened considerably during fiscal 1996. We finished the year with over $5 million of stockholders' equity, the highest amount in nearly five years. Our efforts are now directed toward increasing revenues and profitability by aggressively marketing our existing manufacturing capacity in the U.S. and Europe, and by acquiring additional companies to expand our presence in the electronic manufacturing services industry."

      Commenting on his outlook for the current year, Mr. Horton said:
"Bookings and bidding activity have improved dramatically in the first two months of fiscal 1997. At the end of August, DDL's operating units had total backlog in excess of $22 million, which bodes well for improved operating performance in fiscal 1997. SMTEK just booked a $5.8 million order, and is on track to achieve record revenues this year. SMTEK will be included in DDL's consolidated results for all of fiscal 1997, compared to only the second half of fiscal 1996. DDL-E, the Company's contract assembly operation in the U.K., is making strong progress toward achieving its fiscal 1997 revenue target of $20 million, which would be a 50% increase over its fiscal 1996 revenues. Also encouraging is the fact that the European PCB industry is emerging from a five month downturn. Irlandus Circuits weathered this storm fairly well, and is well positioned to benefit from the expected upturn."

      Irlandus recently initiated a program of targeted process improvements to further strengthen its technological capability and to reduce operating costs. Management expects that the bulk of the planned capital expenditures under this program will be funded by finance leases.

      DDL Electronics, Inc., headquartered in Newbury Park, California, provides customized, integrated electronic manufacturing services to original equipment manufacturers (OEMs) in the computer, telecommunications, instrumentation, medical, industrial and aerospace industries.

      The foregoing statements that refer to the Company's forecasts and anticipated future plans are forward looking and reflect the Company's current expectations. Such statements involve various risks and uncertainties that could cause actual results to differ materially from those forecast in the statements. Factors that might cause such differences would include, without limitation, the factors described as "Risk Factors" in the Company's Registration Statement on Form S-3 on file with the Securities and Exchange Commission.



                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   (In thousands except per share amounts)

                         Three months
                         ended June 30,            Year ended June 30,
                         ---------------      ----------------------------
                           (Unaudited)                            Pro forma
                          1996     1995         1996      1995     1995 (A)
                         ------   ------       ------    ------     ------

Revenues               $ 10,414   $ 6,903    $ 33,136   $ 29,576   $ 20,760

Costs and expenses:
  Cost of goods sold      9,509     5,887      29,494     26,516     17,924
  Administrative and
    selling               1,238     2,351       4,175      6,497      5,062
  Goodwill amortization     317        -          634         -          -
  Restructuring charges      -        360          -       1,533(B)      -
                         11,064     8,598      34,303     34,546     22,986

Operating loss             (650)   (1,695)     (1,167)    (4,970)    (2,226)

Gain (loss) on sale
  of assets                  -        (57)         -       3,317(C)      -
Interest expense           (518)     (116)     (1,192)      (883)      (708)
Other income, net            79        52         491        170        170

Loss before income taxes (1,089)   (1,816)     (1,868)    (2,366)    (2,764)

Income tax benefit           -         -        1,110(D)      -          -

Loss before extraordinary
  item                   (1,089)   (1,816)       (758)    (2,366)    (2,764)

Extraordinary item           -         -        2,356(E)   2,441(F)   2,441

Net income (loss)      $ (1,089) $ (1,816)    $ 1,598     $   75    $  (323)

Earnings (loss) per share:
  Income (loss) before
    extraordinary item   $(0.05)   $(0.11)     $(0.04)    $(0.15)    $(0.17)
  Extraordinary item         -         -         0.13       0.15       0.15

                         $(0.05)   $(0.11)      $0.09     $   -      $(0.02)

Average shares (in 000s) 22,194    16,523      18,807     15,971     15,971


(A) Pro forma results are presented to show continuing operations excluding Aeroscientific Corp. and A.J. Electronics, which were disposed of during the first half of fiscal year ended June 30, 1995.

(B)  Represents liquidation and disposal costs for A.J. Electronics.

(C) Represents a gain on the sale of Aeroscientific Corp.'s assets in December 1994.

(D) Represents tax refunds received for the carryback of net operating losses.

(E) Represents an extraordinary gain for the negotiated reduction of obligations under several consulting and deferred fee arrangements with former officers, key employees and directors of the Company.

(F) Represents an extraordinary gain realized on the extinguishment of a bank loan.


         CONDENSED CONSOLIDATED BALANCE SHEET
                   (In thousands)


                                 June 30,     June 30,
                                   1996         1995
                                  ------       ------
Current assets:
  Cash and cash equivalents      $ 2,519      $ 2,917
  Accounts receivable              5,670        3,600
  Costs and estimated earnings
   in excess of billings on
   uncompleted contracts           2,976           -
  Inventories                      4,014        2,188
  Prepaid expenses and deposits      314          171

       Total current assets       15,493        8,876

Property, plant and equipment,
  net                              5,917        3,309

Goodwill                           5,708           -

Other assets                         969          405

                                $ 28,087     $ 12,590

Current liabilities:
  Current portion of
   long-term debt               $    603     $    633
  Accounts payable                 7,484        5,283
  Other current liabilities        3,892        2,988

      Total current liabilities   11,979        8,904

Long-term debt                    10,935        7,030

Stockholders' equity (deficit)     5,173       (3,344)

                                $ 28,087     $ 12,590